Exhibit 3.1

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:30 PM 02/18/2021
FILED 02:30 PM 02/18/2021
SR 20210516594 - File Number 5160261	CERTIFICATE OF FORMATION

OF

MSD INVESTMENT CORP., LLC

The undersigned, desiring to form a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Delaware Code, Chapter 18, does hereby certify as follows:

FIRST:       The name of the limited liability company is MSD Investment Corp., LLC.

SECOND:  The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 18th day of February, 2021.

By:	/s/ Marcello Ligouri
Name: Marcello Ligouri
Title: Authorized Signatory